Exhibit 4.01
[FORM OF NOTE]
THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

SPRINT NEXTEL CORPORATION
8.375% NOTES DUE 2017
CUSIP NO. 852061AF7
ISIN NO. US852061AF78

No. [ ]	$[ ]
     SPRINT NEXTEL CORPORATION, a corporation duly organized and existing under the laws of Kansas (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., or registered assigns, the principal sum of [                                        ] Dollars on August 15, 2017, and to pay interest thereon from August 13, 2009, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, semi-annually on February 15 and August 15 in each year, commencing February 15, 2010, at the rate of 8.375% per annum, until the principal hereof is paid or made available for payment, provided that any principal and premium, and any such installment of interest, which is overdue shall bear interest at the rate of 8.375% per annum (to the extent that the payment of such interest shall be legally enforceable), from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand. If any Interest Payment Date or the Maturity of this Security falls on a day that is not a Business Day, the required payment shall be made on the next Business Day as if it were made on the date the payment was due and no interest shall accrue on the amount so payable for the period from and after the Interest Payment Date or the Maturity of this Security, as the case may be, until the next Business Day. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date (or the next Business Day, as applicable) will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 1 or August 1 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.
     Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

     Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.
* * * * * *

     IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.
Dated: August [__], 2009

SPRINT NEXTEL CORPORATION

By:
Name:
Title:

     This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK MELLON
TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

     This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under, and entitled to the benefits of, an Indenture, dated as of November 20, 2006 (as amended and supplemented by that certain resolution of the Pricing Committee of the Financing Committee of the Company’s Board of Directors, dated August 10, 2009, herein called the “Indenture” which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.
     The Company may redeem the Securities of this series at any time and from time to time, as a whole or in part, at the Company’s option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each Holder of the Securities of this series to be redeemed, at a redemption price equal to the greater of:
     (1) 100% of the principal amount of the Securities of this series to be redeemed; and
     (2) the sum of the present values of the Remaining Scheduled Payments, discounted to the Redemption Date, on a semi-annual basis, assuming a 360-day year consisting of twelve 30 day months, at the Treasury Rate, plus 50 basis points;
plus, in each case, accrued interest to the Redemption Date that has not been paid (such redemption price, the “Redemption Price”).
     “Comparable Treasury Issue” means, with respect to the Securities of this series, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the Securities of this series that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the Securities of this series.
     “Comparable Treasury Price” means, with respect to any Redemption Date for the Securities of this series: (1) the average of four Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations; or (2) if the Trustee is provided with fewer than four Reference Treasury Dealer Quotations, the average of all quotations provided to the Trustee.
     “Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by the Company.
     “Reference Treasury Dealer” means each of J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, and their successors, and one other firm that is a primary U.S. Government securities dealer (each a “Primary Treasury Dealer”) which the Company specifies from time to time; provided, however, that if any of them ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.
     “Remaining Scheduled Payments” means, with respect to each Security of this series to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related Redemption Date but for such redemption; provided, however, that, if such Redemption Date is not an Interest Payment Date with respect to such Security, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such Redemption Date.
     “Treasury Rate” means, with respect to any Redemption Date for the Securities of this series: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury debt securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided, however, that if no maturity is within three months before or after the Maturity of the Securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.
     On and after the Redemption Date, interest will cease to accrue on the Securities of this series or any portion thereof called for redemption, unless the Company defaults in the payment of the Redemption Price.
     In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.
     If a Change of Control Triggering Event occurs with respect to the Securities of this series, each Holder of Securities of this series shall have the right to require the Company to repurchase all or any part, equal to $2,000 or an integral multiple of $1,000 thereafter, of that Holder’s Securities of this series pursuant to an offer (a “Change of Control Offer”) on the terms set forth herein. In the Change of Control Offer, the Company shall offer a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of Securities of this series repurchased, plus accrued and unpaid interest on the Securities of this series up to but excluding the date of repurchase. Within 30 days following any Change of Control Triggering Event, if the Company had not, prior to the Change of Control Triggering Event, sent a redemption notice for all the Securities of this series in connection with an optional redemption permitted by the indenture, the Company shall mail or cause to be mailed a notice (the “Change of Control Notice”) to each registered Holder briefly describing the event or events that constitute a Change of Control Triggering Event and offering to repurchase Securities of this series on the date specified in the Change of Control Notice (the “Change of Control Payment Date”), which Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the Change of Control Notice is mailed, pursuant to the procedures required herein and described in the Change of Control Notice.
     The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable to any Change of Control Offer. To the extent the provisions of any securities laws or regulations conflict with the provisions relating to the covenant described above, the Company shall comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the provisions relating to the covenant described above by virtue of such conflict.
     On the Change of Control Payment Date, the Company shall, to the extent lawful:
     1. accept for payment all Securities of this series or portions thereof properly tendered pursuant to the Change of Control Offer;
     2. deposit with the Paying Agent, by 10:00 a.m. New York City time, an amount equal to the Change of Control Payment in respect of all Securities of this series or portions thereof properly tendered; and
     3. deliver or cause to be delivered to the Trustee the Securities of this series so accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities of this series or portions thereof being purchased by the Company.

     The Company will determine whether the Securities of this series are properly tendered, and the Trustee has no responsibility for, and may conclusively rely upon, the Company’s determination with respect thereto. Subject to receipt of funds by the Paying Agent, the Paying Agent shall promptly mail to each registered Holder of Securities of this series who has properly tendered the Change of Control Payment for such Securities of this series, and the Trustee will promptly authenticate, pursuant to Section 203 of the Indenture, and mail, or cause to be transferred by book entry, to each Holder a new Security equal in principal amount to any unpurchased portion of the Securities of this series surrendered, if any; provided that each such new Security will be in a principal amount of $2,000 and integral multiples of $1,000. Any Security so accepted for payment will cease to accrue interest on and after the Change of Control Payment Date.
     Notwithstanding anything herein to the contrary, the Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein applicable to a Change of Control Offer made by the Company and purchases all Securities of this series properly tendered and not withdrawn under the Change of Control Offer.
     The Company may make a Change of Control Offer in advance of a Change of Control Triggering Event, and conditional upon the occurrence of such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making the Change of Control Offer.
     If the Securities of this series receive an Investment Grade Rating by two of the Rating Agencies, and notwithstanding that the Securities of this series may later cease to have an Investment Grade Rating by either of the Rating Agencies, the Company shall be released from its obligation to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event. The Trustee shall be entitled to receive, and may conclusively rely upon, an Officer’s Certificate specifying that the Securities of this series have received an Investment Grade Rating by both Rating Agencies and stating that, pursuant to this covenant, the Company has been released from its obligation to comply with the requirements herein relating to making a Change of Control Offer upon the occurrence of a Change of Control Triggering Event.
     For the purposes of the provisions hereof relating to the making of a Change of Control Offer, the following terms have the following meanings:
     “Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” will have a corresponding meaning.
     “Change of Control” means the occurrence of any of the following:
     1. the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Company’s and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);
     2. the adoption of a plan relating to the Company’s liquidation or dissolution; or
     3. any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the Beneficial Owner, directly or indirectly, of more than 50% of the voting power of the Company’s Voting Securities; provided that a transaction in which the Company becomes a Subsidiary of another Person shall not constitute a Change of Control if (a) the Company’s stockholders immediately prior to such transaction Beneficially Own, directly or indirectly through one or more intermediaries, 50% or more of the voting power of the outstanding Voting Securities of such other Person of whom the Company is a Subsidiary immediately following such transaction and (b) immediately following such transaction no person (as defined above) other than such other Person, Beneficially Owns, directly or indirectly, more than 50% of the voting power of the Company’s Voting Securities.

     “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Decline.
     “Corporation” means a corporation, association, joint-stock company or business trust.
     “Investment Grade Rating” means a rating equal to or greater than Baa3 by Moody’s and BBB1 by S&P or the equivalent thereof under any new ratings system if the ratings systems of either such Rating Agency shall be modified after the issue date of the Securities of this series, or the equivalent rating of any other Ratings Agency the Company selects as provided in the definition of Ratings Agencies below.
     “Moody’s” means Moody’s Investors Services, Inc. or any successor to the rating agency business thereof.
     “Person” means any individual, Corporation, partnership, joint venture, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.
     “Ratings Agencies” means (1) Moody’s and S&P; and (2) if either Moody’s or S&P ceases to rate the Securities of this series or ceases to make a rating on the Securities of this series publicly available, an entity registered as a “nationally recognized statistical rating organization” (registered as such pursuant to Rule 17g-1 of the Exchange Act) then making a rating on the Securities of this series publicly available selected by the Company (as certified by an officer’s certificate), which shall be substituted for Moody’s or S&P, as the case may be.
     “Ratings Decline” means the occurrence, during the period commencing on the date of the first public announcement of the Change of Control or the intention to effect a Change of Control and ending 90 days after the occurrence of the Change of Control, of a downgrade of the rating of the Securities of this series by both Rating Agencies by one or more gradations (including gradations within ratings categories as well as between rating categories).
     “S&P” means Standard & Poor’s Rating Services, a division of the McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.
     “Subsidiary” means, with respect to any Person, a Corporation, partnership, limited liability company or other business organization, whether or not incorporated, a majority of the Voting Securities of which are owned, directly or indirectly, by such Person.
     “Voting Securities” of any Person means the stock or other ownership or equity interests, of whatever class or classes, the holders of which ordinarily have the power to vote for the election of the members of the board of directors, managers, trustees or other voting members of the governing body of such Person (other than stock or other ownership or equity interests having such power only by reason of the happening of a contingency).

     If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.
     The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of all Outstanding Securities affected. With respect to any series of Securities, the consent of the Holders of Securities required by the Indenture may be obtained from either the Holders of a majority in principal amount of the Securities of that series, or from the Holders of a majority in principal amount of the Securities of that series and all other series affected by that consent, voting as a single class. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. With respect to any series of Securities issued under the Indenture, in addition to obtaining waivers from the Holders of a majority in principal amount of Outstanding Securities of that series, a waiver of compliance with the Indenture and a waiver of past defaults under the Indenture can also be obtained from the Holders of a majority in principal amount of debt securities of that series and all other series affected by the waiver, whether issued under the Indenture or any other indenture of the Company providing for such aggregated voting, all as a single class. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange therefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.
     As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.
     No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

     As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registerable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
     The Securities of this series are issuable only in registered form, without coupons, in minimum denominations of $2,000 and thereafter any integral multiple of $1,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.
     No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
     Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.
     No recourse for payment of the principal of, premium, if any, or interest on this Security, or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company contained in the Indenture, or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator or any past, present or future partner, shareholder, other equity holder, officer, director, employee or controlling person, as such, of the Company or of any successor Person, either directly or through the Company or any successor Person, whether by virtue of any constitution, statute or rule of law, or by enforcement of any assessment or penalty or otherwise, it being expressly understood that all such liability, either at common law or in equity or by constitution or statute, is hereby waived and released as a condition of, and as consideration for, the execution of the Indenture and the issuance of this Security.
     THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
     All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.